Exhibit 99.1

AVON PRODUCTS, INC. WORLD HEADQUARTERS 1345 AVENUE OF THE AMERICAS NEW YORK, NY 10105-0196

news release

CONTACT:
	Media:	Investors:
	Victor Beaudet	Renee Johansen
	(212) 282-5344	Anita Bialkowska
(212) 282-5320
Sharon Samuel
(212) 282-5322

Jennifer Vargas
(212) 282-5404

AVON REPORTS THIRD-QUARTER TOTAL REVENUE UP 14%

Beauty Sales Grow 16%; Active Representatives Increase 10%

Third-Quarter Earnings of $.32 per Share

NEW YORK, N.Y., October 30, 2007 — Avon Products, Inc. (NYSE:AVP) today reported that third-quarter 2007 total revenue grew 14% year over year (8% in local currency) to $2.3 billion with all six operating regions contributing to the company’s revenue growth. Sales of Beauty products rose 16% and Active Representatives increased 10%. Units sold increased 8% versus the prior-year quarter.

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Net income in the third quarter 2007 was $139 million compared with $86 million in the year-ago quarter. Earnings per share were $.32 versus $.19 per share in the prior-year quarter, representing a 68% increase.

The quarter’s results included $96 million in advertising expense, a 44% increase over prior year, to support the launch of new products as well as Representative recruitment advertising in several markets. The 2007 quarter also included an incremental $37 million of costs for initiatives to improve Avon’s Representative Value Proposition (RVP), including continued implementation of Avon’s multi-level Sales Leadership program, increased incentives and the roll-out of a more frequent, three-week selling cycle in the company’s Central & Eastern Europe region.

Andrea Jung, chairman and CEO, commented, “We are pleased with Avon’s progress in the third quarter as we continue to implement our turnaround plan. The 14% revenue increase – including the 16% growth in Beauty sales and a 10% advance in Active Representatives – reflects the benefits of significantly increased investments we’ve made in advertising and the Representative Value Proposition over the last two years. For full-year 2007, we remain on track to our targeted spending of $375 million in advertising and an incremental $100 million in Representative Value Proposition initiatives.

“Looking ahead to 2008, our analytics suggest that we are approaching the right levels of investment spending on advertising and the Representative Value Proposition needed to support long-term sustainable growth. Accordingly, we expect our investments next year will grow roughly in line with sales growth.

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“This more stabilized level of investment, together with the projected benefits from our major initiatives of restructuring, Product Line Simplification and Strategic Sourcing, and decreased costs to implement those programs, support our expectation of an operating margin in 2008 that approaches 2005’s level,” Jung said.

In the third quarter, sales of Beauty products recorded another quarter of double-digit growth, with increases in all categories: fragrance up 23%, color cosmetics up 18%, personal care up 18%, and skin care up 5%.

Third-quarter operating profit of $224 million rose 33% from 2006’s level of $168 million, while operating margin was 9.5%, versus 8.1% in the prior-year quarter. In addition to investments in advertising and RVP, third-quarter 2007 operating profit included $33 million of costs associated with the company’s ongoing restructuring and Product Line Simplification (PLS) programs, including a new restructuring initiative to outsource information technology applications development and maintenance. 2006’s third quarter included $16 million of costs to implement restructuring and $40 million of initial costs associated with PLS.

The quarter’s effective tax rate of 33.0% was lower than 2006’s rate of 41.3%, primarily due to the impact of repatriation of international earnings in 2006.

The company continued to repurchase its shares during the third quarter, buying approximately $148 million of stock, to bring repurchases for the first nine months of 2007 to $558 million. With total program purchases of $904 million under the current $1 billion authorization, Avon’s board of directors, earlier this month, authorized a new $2 billion, five-year stock repurchase program to take effect upon completion of the current authorization.

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At quarter end, Avon’s net debt had increased $788 million from the 2006 year-end level. Net cash provided by operating activities was $63 million through nine months of 2007, compared with $439 million of cash provided by operations in the same period of 2006, due primarily to increased payments in 2007 for inventory purchases and incentive-based compensation. The company said that it expects fourth-quarter cash flow provided by operating activities to be substantially higher than in the prior-year period; however, it expects full-year 2007 cash flow provided by operating activities to be somewhat lower than that of full-year 2006.

Third-Quarter Regional Highlights

In the North America region, third-quarter revenue grew 6% over that of the prior year. Active Representatives increased 6% as the company continued to implement initiatives to improve the Representative Value Proposition, and units sold were 10% higher. Operating profit increased 156% versus the 2006 quarter, primarily due to lower inventory obsolescence as well as higher sales, and the region’s operating margin was 6.9%.

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In Latin America, third-quarter revenue rose 21% year over year (13% in local currency), with Brazil being the largest contributor to the region’s expansion with revenue growth of over 30%. Revenue in Venezuela and Colombia grew 40% and over 20%, respectively, in the quarter. Mexico continued to progress on its turnaround as Active Representatives increased mid-single digits year over year, and revenue was flat with that of the prior year. The region’s Active Representatives grew 11%, and units sold were up 8%. Operating profit increased 14% versus the 2006 quarter as revenue growth and lower obsolescence expense more than offset higher spending on RVP and advertising. Latin America’s third-quarter operating margin was 16.8%.

Western Europe, Middle East & Africa achieved revenue growth of 12% (3% in local currency), due to continued strength in Turkey, with revenue up close to 30%, and the U.K., where revenue increased close to 10%. The region’s Active Representatives rose 3% and units sold increased 1%, versus the prior-year period. Operating profit improved to $11 million compared with a loss of $28 million in the prior-year quarter, due to a large expense associated with the resolution of a VAT-tax dispute recorded in 2006, and higher sales and lower obsolescence expense in 2007. Third-quarter 2007 operating margin was 3.6%.

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In Central & Eastern Europe, third-quarter revenue rose 22% (12% in local currency). Russia was the largest contributor to the region’s growth, with revenue up 25%. The 2006 results were impacted by the company’s inability in the prior-year quarter to ship fragrance orders due to a change in Russia’s importation laws. The region’s third-quarter 2007 Active Representatives grew 17%, benefiting from one additional sales campaign in the quarter due to a recent move to offer more frequent selling opportunities to Representatives. Units sold during the quarter increased 6%. Operating profit grew 19% year over year, as benefits of higher revenue more than offset higher spending on advertising and RVP, and the operating margin was 20.9%.

Asia-Pacific revenue increased 3% (decreased 2% in local currency), with the Philippines contributing strong revenue growth driven by Sales Leadership. Third-quarter revenue in Japan decreased 9% due to lower sales from direct-mailing programs and flat sales from direct selling, as that market continues to implement its turnaround. The region’s Active Representatives were 9% higher and units sold were down 2% as compared with the prior year. Operating profit decreased 41% versus the 2006 quarter, due in part to higher spending on consumer incentives, RVP and advertising. Operating margin in the quarter was 6.0%.

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Revenue in China grew 23% (17% in local currency) in the third quarter. Active Representatives were up 44% year over year, and units sold were 32% higher. As of the end of September, Avon China had nearly 680,000 certified Sales Promoters. During September, approximately 130,000 of those Sales Promoters fit Avon’s definition of an Active Representative, reflecting a program that made it more advantageous for Representatives with small orders to delay their orders until October. As a consequence, the number of Active Representatives for the month of October is expected to be closer to 200,000. This shift in orders has no significant impact on revenue in either the third or fourth quarters. In the third quarter, China had an operating loss of $5 million compared with an operating loss of $3 million in the prior-year quarter due to a continued high level of investment to continue to build direct selling in the market. The region’s third-quarter operating margin was (7.9%).

Avon will conduct a conference call at 9:30 A.M. today to discuss the quarter’s results. The dial-in number for the call is (800) 843-2086 in the U.S. or (706) 643-1815 from non-U.S. locations (conference ID number: 19636587). The call will be webcast live at www.avoninvestor.com and can be accessed or downloaded from that site for a period of two weeks.

Avon, the company for women, is a leading global beauty company, with almost $9 billion in annual revenue. As the world’s largest direct seller, Avon markets to women in well over 100 countries through over five million independent Avon Sales Representatives. Avon’s product line includes beauty products, fashion jewelry and apparel, and features such well-recognized brand names as Avon Color, Anew, Skin-So-Soft, Avon Solutions, Advance Techniques, Avon Naturals, Mark, and Avon Wellness. Learn more about Avon and its products at www.avoncompany.com.

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CAUTIONARY STATEMENT FOR PURPOSES OF THE “SAFE HARBOR” STATEMENT

UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Statements in this release that are not historical facts or information are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “estimate,” “project,” “plan,” “believe,” “may,” “expect,” “anticipate,” “intend,” “planned,” “potential,” “expectation” and similar expressions, or the negative of those expressions, may identify forward-looking statements. Such forward-looking statements are based on management’s reasonable current assumptions and expectations. Such forward-looking statements involve risks, uncertainties and other factors, which may cause the actual results, levels of activity, performance or achievement of Avon to be materially different from any future results expressed or implied by such forward-looking statements, and there can be no assurance that actual results will not differ materially from management’s expectations. Such factors include, among others, the following:

•

our ability to implement the key initiatives of and realize the projected benefits from our global business strategy, including our multi-year restructuring initiatives, product mix and pricing strategies, enterprise resource planning, customer service initiatives, product line simplification, strategic sourcing initiative, zero overhead growth and cash management, tax, foreign currency hedging and risk management strategies;

•

our ability to realize the anticipated benefits (including our projections concerning future revenue and operating margin increases) from our multi-year restructuring initiatives or other strategic initiatives on the time schedules or in the amounts that we expect, and our plans to invest these anticipated benefits ahead of future growth;

•	the possibility of business disruption in connection with our multi-year restructuring initiatives or other strategic initiatives;

•	our ability to realize sustainable growth from our investments in our brand and the direct selling channel;

•	the inventory obsolescence and other costs associated with our product line simplification program;

•	our ability to achieve growth objectives, particularly in our largest markets and new and emerging markets;

•

our ability to successfully identify new business opportunities and identify and analyze acquisition candidates, and our ability to negotiate and consummate acquisitions as well as to successfully integrate or manage any acquired business;

•	the effect of political, legal and regulatory risks, as well as foreign exchange or other restrictions, imposed on us, our operations or our Representatives by governmental entities;

•

our ability to successfully transition our business in China in connection with the resumption of direct selling in that market, our ability to operate using the direct selling model permitted in that market and our ability to retain and increase the number of Active Representatives there over a sustained period of time;

•	the impact of substantial currency fluctuations on the results of our foreign operations;

•	general economic and business conditions in our markets, including social, economic and political uncertainties in Latin America, Asia Pacific, Central and Eastern Europe and the Middle East;

•	the risk of disruption in Central and Eastern Europe associated with a change to a more rapid selling cycle with more frequent brochures;

•

a general economic downturn, information technology systems outages, disruption in our supply chain or manufacturing and distribution operations, or other sudden disruption in business operations beyond our control as a result of events such as acts of terrorism or war, natural disasters, pandemic situations and large scale power outages;

•	the risk of product or ingredient shortages resulting from our concentration of sourcing in fewer suppliers;

•	the quality, safety and efficacy of our products;

•	the success of our research and development activities;

•	our ability to attract and retain key personnel and executives;

•

competitive uncertainties in our markets, including competition from companies in the cosmetics, fragrances, skin care and toiletries industry, some of which are larger than we are and have greater resources;

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•

our ability to implement our Sales Leadership program globally, to generate Representative activity, to increase Representative productivity, to improve Internet-based tools for our Representatives, and to compete with other direct selling organizations to recruit, retain and service Representatives;

•

the impact of the seasonal nature of our business, changes in market trends, purchasing habits of our consumers and changes in consumer preferences, particularly given the global nature of our business and the conduct of our business in primarily one channel;

•	our ability to protect our intellectual property rights;

•	the risk of an adverse outcome in our material pending and future litigations;

•	our access to financing and ability to secure financing at attractive rates; and

•	the impact of possible pension funding obligations, increased pension expense and any changes in pension regulations or interpretations thereof on our cash flow and results of operations.

Additional information identifying such factors is contained in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2006, filed with the U.S. Securities and Exchange Commission. We undertake no obligation to update any such forward-looking statements.

AVON PRODUCTS, INC.

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In millions, except per share data)

	Three months ended September 30		Percent Change	Nine months ended September 30		Percent Change
	2007	2006		2007	2006
Net sales	$2,326.1	$2,038.1	14%	$6,795.8	$6,079.4	12%
Other revenue	23.0	20.5		67.4	61.9

Total revenue	2,349.1	2,058.6	14%	6,863.2	6,141.3	12%

Cost of sales (1)	893.0	814.8		2,654.7	2,371.0
Selling, general and administrative expenses (1) (2)	1,232.6	1,076.3		3,560.3	3,291.3

Operating profit	223.5	167.5	33%	648.2	479.0	35%

Interest expense	(29.2)	(23.9)		(83.8)	(74.3)
Interest income	10.2	10.9		32.8	40.8
Other income (expense), net	3.2	(5.5)		1.4	(7.9)

Total other expenses	(15.8)	(18.5)		(49.6)	(41.4)

Income before taxes and minority interest	207.7	149.0	39%	598.6	437.6	37%
Income taxes (3)	(68.6)	(61.5)		(195.2)	(142.6)

Income before minority interest	139.1	87.5		403.4	295.0
Minority interest	—	(1.1)		(1.6)	(1.5)

Net income	$139.1	$86.4	61%	$401.8	$293.5	37%

Earnings per share:
Basic	$.32	$.19	68%	$.92	$.65	42%

Diluted	$.32	$.19	68%	$.92	$.65	42%

Average shares outstanding:
Basic	430.03	446.36		435.13	448.80
Diluted	433.03	447.93		438.38	450.40

(1)	For the three and nine months ended September 30, 2007, costs to implement restructuring initiatives impacted cost of sales by ($0.4) and $0.3, respectively, and selling, general and administrative expenses by $27.6 and $57.1, respectively. For the three and nine months ended September 30, 2006, costs to implement restructuring initiatives impacted cost of sales by ($0.5) and ($0.8), respectively, and selling, general and administrative expenses by $16.1 and $185.9, respectively.
(2)	For the three and nine months ended September 30, 2006, selling, general and administrative expenses included $21.0 associated with the resolution of a long-standing dispute regarding value-added tax in the U.K.
(3)	For the three and nine months ended September 30, 2006, income taxes were impacted by an increase in tax expense due to the repatriation of international earnings by $12.2 and $21.6, respectively. For the nine months ended September 30, 2006, income taxes were impacted by a reduction in tax expense of $12.6, due to audit settlements and the closure of tax years by expiration of the statute of limitations, as well as $11.8 due to tax refunds.

AVON PRODUCTS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In millions)

	Sep 30 2007	Dec 31 2006
Cash and equivalents	$840.5	$1,198.9
Accounts receivable, net	752.7	700.4
Inventories	1,229.2	900.3
Prepaid expenses and other	640.0	534.8

Total current assets	3,462.4	3,334.4

Property, plant and equipment, net	1,166.0	1,100.2
Other assets	852.1	803.6

Total assets	5,480.5	5,238.2

Debt maturing within one year	1,042.7	615.6
Accounts payable	700.9	655.8
Other current liabilities	1,150.8	1,253.8

Total current liabilities	2,894.4	2,525.2

Long-term debt	1,172.9	1,170.7
Other noncurrent liabilities	796.5	751.9

Total shareholders’ equity	616.7	790.4

Total liabilities and shareholders’ equity	$5,480.5	$5,238.2

AVON PRODUCTS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In millions)

	Nine Months Ended September 30
	2007	2006
Cash Flows from Operating Activities:
Net income	$401.8	$293.5
Depreciation and amortization	126.9	120.4
Provision for doubtful accounts	113.9	104.3
Provision for obsolescence	141.6	120.7
Asset write-off restructuring charges	0.2	7.7
Share-based compensation	48.1	46.5
Deferred income taxes	(8.1)	(45.2)
Other	27.2	9.5

Changes in assets and liabilities:
Accounts receivable	(129.8)	(96.4)
Inventories	(415.4)	(278.7)
Prepaid expenses and other	(73.5)	(50.0)
Accounts payable and accrued liabilities	13.4	234.1
Income and other taxes	(61.4)	(10.9)
Noncurrent assets and liabilities	(122.0)	(17.0)

Net cash provided by operating activities	62.9	438.5

Cash Flows from Investing Activities:
Capital expenditures	(139.9)	(97.9)
Disposal of assets	10.3	11.1
Other investing activities	(20.2)	(48.4)

Net cash used by investing activities	(149.8)	(135.2)

Cash Flows from Financing Activities:
Cash dividends	(244.4)	(239.0)
Total debt, net change	422.0	176.1
Repurchase of common stock	(555.7)	(233.4)
Proceeds from exercise of stock options, net of excess tax benefits	64.8	26.8
Book overdrafts	0.8	(1.4)

Net cash used by financing activities	(312.5)	(270.9)

Effect of exchange rate changes on cash and cash equivalents	41.0	11.7

Net (decrease) increase in cash and cash equivalents	$(358.4)	$44.1

AVON PRODUCTS, INC.

SUPPLEMENTAL SCHEDULE

(Unaudited)

(In millions)

THREE MONTHS ENDED 9/30/07 REGIONAL RESULTS
$ in Millions	Total Revenue US$		Total Revenue in Local Currency	Operating Profit US$		Op. Margin	Units	Active Reps
	% var. vs 3Q06		% var. vs 3Q06	% var. vs 3Q06		2007 percent	% var. vs 3Q06	% var. vs 3Q06
North America	$605.2	6%	6%	$42.0	156%	6.9%	10%	6%
Latin America	854.8	21	13	143.5	14	16.8	8	11
Western Europe, Middle East & Africa	292.8	12	3	10.6	*	3.6	1	3
Central & Eastern Europe (1)	327.4	22	12	68.5	19	20.9	6	17
Asia Pacific	208.1	3	-2	12.4	-41	6.0	-2	9
China	60.8	23	17	(4.8)	*	-7.9	32	44
Total from Operations	2,349.1	14	8	272.2	44	11.6	8	10
Global Expenses	—	—	—	(48.7)	-120	—	—	—
Consolidated (1)	$2,349.1	14%	8%	$223.5	33%	9.5%	8%	10%
CATEGORY SALES (US$)
				Consolidated
				% var. vs 3Q06
Beauty (cosmetics/fragrances/skin care/toiletries)				$1,656.7	16%
Beauty Plus (fashion jewelry/watches/apparel/accessories)				432.1	13
Beyond Beauty (home products/gift and decorative products)				237.3	7

Net Sales				$2,326.1	14%
Other Revenue				23.0	12

Total Revenue				$2,349.1	14%
NINE MONTHS ENDED 9/30/07
REGIONAL RESULTS
$ in Millions	Total Revenue US$		Total Revenue in Local Currency	Operating Profit US$		Op. Margin	Units	Active Reps
	% var. vs 9M06		% var. vs 9M06	% var. vs 9M06		2007 percent	% var. vs 9M06	% var. vs 9M06
North America	$1,855.6	3%	3%	$160.7	39%	8.7%	5%	3%
Latin America	2,309.2	17	12	345.9	19	15.0	7	7
Western Europe, Middle East & Africa	874.4	14	5	39.5	*	4.5	4	7
Central & Eastern Europe	1,019.2	18	9	191.8	1	18.8	4	11
Asia Pacific	610.9	4	—	49.5	60	8.1	1	2
China	193.9	34	28	(3.9)	*	-2.0	22	*
Total from Operations	6,863.2	12	7	783.5	34	11.4	6	8
Global Expenses	—	—	—	(135.3)	-29	—	—	—
Consolidated	$6,863.2	12%	7%	$648.2	35%	9.4%	6%	8%
CATEGORY SALES (US$)
				Consolidated
				% var. vs 9M06
Beauty (cosmetics/fragrances/skin care/toiletries)				$4,832.5	13%
Beauty Plus (fashion jewelry/watches/apparel/accessories)				1,309.6	9
Beyond Beauty (home products/gift and decorative products)				653.7	6

Net Sales				$6,795.8	12%
Other Revenue				67.4	9

Total Revenue				$6,863.2	12%

*	Calculation not meaningful

(1)	Central & Eastern Europe Active Representative growth for the three months ended September 30, 2007, benefited from increased ordering opportunities as a result of a move from a four-week campaign cycle to a three-week campaign cycle. This change had a minimal impact on Consolidated Avon.